Exhibit 10.1

Share Transfer Agreement

In relation to Convertergy I Holdings Limited

Transferor: Convertergy II Holdings Limited

Transferee: Solar Power Inc.

Date: May 8, 2015

Table of Contents

Table of Contents		2

1.	Target Share and TARget creditor’s rights	3

2.	Target company	4

3.	Share Transfer Price and Payment	4

4.	Closing	5

5.	Representations, Warranties and Undertakings of the Transferor and Convertergy Shanghai	7

6.	Representations, Warranties and Undertakings of the Transferee	11

7.	Taxes and Expenses	11

8.	Liabilities for Breach	12

9.	Modification and Termination	14

10.	Force Majeure	14

11.	Governing Law and Dispute Resolution	14

12.	Miscellaneous	15

PARTIES TO THIS AGREEMENT:

Transferor: Convertergy II Holdings Limited, a company incorporated and validly existing under the laws of the British Virgin Islands, with its company number being 1871979, its address being at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its authorized signatory being Wong Yun Pun;

Transferee: Solar Power Inc., a company incorporated and validly existing under the laws of the United States of America, with its company number being 000-50142, its address being in California, U.S. and its authorized signatory being Min Xiahou ;

Target Company: Convertergy I Holdings Limited, a company incorporated and validly existing under the laws of the British Virgin Islands, with its company number being 1872471 and its address being at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its authorized signatory being Wong Yun Pun; and

Convertergy Energy Technology Co., Ltd. , a company incorporated and validly existing under the laws of the People’s Republic of China, with its company registration number being 310110000543117, its address being at Floor 2, Building 5, No. 200, Niudun Road, Zhangjiang Hi-tech Park, Shanghai, China (“Convertergy Shanghai”) and its legal representative being Donald Chang Ye.

(The parties above are collectively referred to as the “Parties”)

DEFINITIONS

For purposes hereof, unless otherwise required by the context, the following terms and expressions shall have the meanings set forth below:

“Share Transfer”	means the transaction by which the Transferor will transfer to the Transferee all the issued and outstanding shares in the Target Company which are held by the Transferor and consist of only one share.

“Target Share”	means the only one share in the Target Company with a par value of US$1 per share, which represents all the issued and outstanding shares in the Target Company and is held by the Transferor, the sole shareholder of the Target Company.

“Transfer of Creditor’s Rights”	means the transaction by which the Transferor will transfer to the Transferee the Creditor’s Rights it intends to acquire from its affiliates and hold prior the closing date.

“Creditor’s Rights”	means the creditor’s right towards Perfect Harbour Investments Limited that the Transferor intends to acquire from its affiliates as part of the Equity Restructuring (as defined below), which are as set forth in detail in Section 1.4 herein below.

“Share Transfer Price”	means the price to be paid by the Transferee to the Transferor in consideration of the transfer of the Target Share as contemplated under this Agreement, which shall be equal to US$13,783,401 (expressed in words: Thirteen Million, Seven Hundred and Eighty-Three Thousand, Four Hundred and One United States Dollars) in aggregate, and shall be paid in the form of shares to be issued by the Transferee and in accordance with the terms and conditions in this Agreement.

“Creditor’s Rights Transfer Price”	means the price to be paid by the Transferee to the Transferor in consideration of the transfer of the Creditor’s Rights in the form of shares to be issued by the Transferee and in accordance with the terms and conditions in this Agreement, the amount of which is as set forth in Section 3.2 herein below.

“Articles of Association”	means the Memorandum and Articles of Association of the Target Company adopted on May 4, 2015.

“Disclosure”	means the provision of information by the Transferor to the Transferee with respect to the events, situations, information and materials related to the transaction contemplated under this Agreement, especially the events, situations, information and materials that may have an adverse effect on the Transferee.

“Compensation”	means among the Parties to this Agreement, the payment obligation owed by one Party to any other Party in addition to the subject hereunder and the consideration thereof.

“PRC” or “China”	means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region; and

“PRC Laws”	means laws, administrative regulations, administrative rules and regulatory documents promulgated by the competent authorities of the PRC that are in effect at present and on the signing date of this Agreement.

WHEREAS:

(1)	At the signing date of this Agreement, the registered capital of Convertergy Shanghai is US$8,762,735. The existing shareholders of Convertergy Shanghai propose to reorganize the equity structure of Convertergy Shanghai to result in the Target Company becoming an indirect shareholder of Convertergy Shanghai and indirectly hold 76.8026% equity interests of Convertergy Shanghai (the “Equity Restructuring”);

(2)	The existing shareholder of the Target Company proposes to conduct another strategic restructuring of Convertergy Shanghai through the Share Transfer contemplated under this Agreement, for the purpose of stabilizing the value of Convertergy Shanghai in the long run;

(3)	As of the signing date of this Agreement, the Transferor warrants that it duly and completely holds the entire issued and outstanding share capital of the Target Company, which consists of 1 share in aggregate, together with the relevant interests attached thereto;

(4)	The Transferor agrees to transfer, and the Transferee agrees to acquire the Target Share (i.e., the entire issued and outstanding share capital of the Target Company, consisting of 1 share in aggregate) and the Target Creditor’s Rights held by the Transferor in accordance with the terms and conditions in this Agreement; and

(5)	The Share Transfer contemplated under this Agreement has been approved by the board of directors of the Target Company.

NOW, THEREFORE, after having reached agreement with respect to the Share Transfer as described above through friendly consultations, the Parties hereby enter into this Agreement as follows:

1.	TARGET SHARE AND TARGET CREDITOR’S RIGHTS

1.1	All Parties agree that the Transferor will transfer to the Transferee all the issued and outstanding shares in the Target Company legally owned by the Transferor, consisting of only 1 share in aggregate. After completion of the Share Transfer, the Transferee will hold all the issued and outstanding shares in the Target Company, consisting of only 1 share in aggregate.

1.2	The Transferor confirms and warrants that as of the signing date of this Agreement, the Target Share is free of any lien or security interest in other forms or any third party’s rights, and to the knowledge of the Transferor, there exists no restrictions or obligations that may prejudice the transfer of Target Share or the exercise of shareholder’s rights by the Transferee; and the Target Share is not subject to any enforcement measures such as attachment or judicial preservatory measures taken by any competent authorities.

1.3	The Target Share includes all the shareholder interests to which the Transferor is entitled with respect to the Target Company immediately prior to the effectiveness of this Agreement, i.e., that the Share Transfer Price shall include all the undistributed profits accrued on the entire issued and outstanding share capital of the Target Company (consisting of only 1 share in aggregate) immediately prior to the signing date of this Agreement, excluding any dividends that have been received by the Transferor.

1.4	All Parties acknowledge and confirm that, in order for Perfect Harbour Investments Limited to provide Convertergy Shanghai with a shareholder loan in an amount of US$1,500,000 (the “Shareholder Loan”) in accordance with the loan agreement executed between Convertergy Shanghai and Perfect Harbour Investment Limited dated October 24, 2014 (the “Loan Agreement”), the affiliates of the Transferor have provided Perfect Harbour Investments Limited with a loan in the same amount of the Shareholder Loan and have held the corresponding creditor’s rights towards Perfect Harbour Investment Limit as of the signing date of this Agreement. The Transferor intends to acquire such creditor’s rights from its affiliates prior to the closing date. It’s further confirmed and agreed by the Transferor and Transferee that the Transferor shall transfer the Creditor’s Rights to the Transferee on the closing date in accordance with the terms and conditions in this Agreement.

2.	TARGET COMPANY

2.1	The Target Company is a company duly incorporated and legally existing with independent legal person status. It has validly obtained all necessary authorizations, approvals, permits and qualifications to operate its business, and has the requisite power to execute and perform all the contracts in relation to the operation of its business.

2.2	Ever since its establishment, the Target Company has been conducting its business in compliance with applicable laws, paying taxes in accordance with applicable rules and regulations; it has never conducted any illegal operation, tax evasion, tax avoiding or tax dodging and never suffered revocation of business license or forced closure.

2.3	Ever since its establishment, the Target Company has at all times strictly complied with the financial policies and accounting principles required by the laws of the British Virgin Islands; its accounting books, vouchers, statements and the like are all consistent with the financial policies and accounting principles required by the government of the British Virgin Islands and are true, complete, accurate and correspond to the underlying properties; and all the bad debts and discarded assets have been written off therefrom (if applicable).

3.	SHARE TRANSFER PRICE AND PAYMENT

3.1	Share Transfer Price

All Parties agree that the total transfer price of the Target Share under this Agreement shall be US$13,783,401 (expressed in words: Thirteen Million, Seven Hundred and Eighty-Three Thousand, Four Hundred and One United States Dollars).

3.2	Creditor’s Rights Transfer Price

All Parties agree that the total consideration for the transfer of the Creditor’s Rights contemplated under this Agreement shall be the sum of the following two amounts: (1) the principal amount of the Shareholder Loan, i.e. US$1,500,000, and (2) all the interest accrued on the principal amount specified in Item (1) above in accordance with the Loan Agreement from the date on which the Shareholder Loan was disbursed to the account of Convertergy Shanghai (i.e., October 24, 2014) to the closing date contemplated under this Agreement at an annual compound interest rate of 10%.

3.3	Pricing Currency

The transfer price of each of the Target Share and the Creditor’s Rights shall be denominated in US$.

3.4	Payment of Share Transfer Price and Creditor’s Rights Transfer Price

The Share Transfer Price and Creditor’s Rights Transfer Price shall both be paid by the Transferee to the Transferor on the closing date in the form of shares to be issued by the Transferee, the number of which shares shall be finally determined on the basis of (1) the average closing price of such shares within the ten trading days immediately prior to the closing date, or (2) the average closing price of such shares within the ten trading days immediately prior to a base date otherwise agreed by and between the Transferor and Transferee. The Transferee shall deliver the shares issued as above to the Transferor within fifteen (15) business days after the closing date, together with a legal opinion issued by a qualified U.S. law firm confirming that all procedures required by securities laws and listing rules of the United States for the registration of such shares have been completed, and such shares shall become freely transferrable on the secondary market without any restriction upon expiration of the ninety (90) days’ lock-up period commencing immediately after the closing date (the “Lock-up Period”); and other than such lock-up restriction, there exist no other encumbrance and restriction upon such shares.

3.5	The Transferor shall begin to handle the procedures necessary for the registration of the changes resulting from the transfer of the Target Share within five (5) business days as of the signing date of this Agreement. The actual implementation of such procedures shall be the responsibility of the Target Company and the Transferor, with necessary and non-delayed assistance from the Transferor and the Transferee. The Target Company shall have the name and address of the Transferee registered onto its register of members before the closing date specified in Section 4 of this Agreement.

4.	CLOSING

4.1	The closing of the Share Transfer as contemplated under this Agreement shall be subject to satisfaction of all the following conditions, and the closing date shall be the date on which the last of the following conditions is satisfied:

(i)	the Share Transfer has been approved by the board of directors of the Target Company; and resolutions indicating such approval have been executed, of which the original has been submitted to the Transferee;

(ii)	the relevant parties have completed the equity restructuring of Shanghai Longdian New Energy Technology Co., Ltd. and Shanghai Dijun New Energy Technology Co., Ltd. for the purpose of having the shareholders of such two companies changed to Qingguo Liu or a party designated by Qingguo Liu and accepted by the Transferee, Zhangqi Huang , Yongqing Shen , Lingkong Meng , Shengping Dai and the vehicle accepted by the Transferee to execute the employee stock option plan, and have executed the relevant share transfer agreements and provided to the Transferee the written documents evidencing that the share transfer involved in such equity restructuring has been submitted to the competent administration for industry and commerce for registration of the resulting changes;

(iii)	the existing shareholders of Convertergy Shanghai have completed the equity restructuring of Convertergy Shanghai, and the Target Company will hold 100% shares in Perfect Harbour Investments Limited and Convertergy Corporation upon completion of such equity restructuring; Perfect Harbour Investment Limited and Convertergy Corporation have respectively contributed US$5,721,625 and US$1,008,383 to the registered capital of Convertergy Shanghai, and each hold 65.295% and 11.5076% equity interest in Convertergy Shanghai respectively;

(iv)	the Transferor has acquired the Creditor’s Rights from its affiliates;

(v)	The Transferor or its affiliates have entered into the relevant loan agreement with the Target Company, whereby, the Transferor or its affiliates will provide to the Target Company a bridge loan in an amount of US$1,500,000, for a term of six (6) months, with the interest to accrue at an annual compound interest rate of 10% starting from the actual drawdown date (the “Bridge Loan”). The Transferee shall provide a security interest for such Bridge Loan to the satisfactory of the Transferor. And the Transferee will execute relevant documents to further undertake that if the Target Company fails to repay the Bridge Loan in full at its due date, the Transferee shall purchase from the lender of the Bridge Loan the creditor’s rights corresponding to the Bridge Loan at a purchase price equal to the sum of the principal amount of the Bridge Loan and any and all unpaid accrued interest payable as of the purchase date. If the Transferee intends to use the shares issued by it to pay such purchase price, the number of such shares to be issued to the Transferor shall be calculated based on the closing price of the Transferee’s shares on the signing date of this Agreement; and

(vi)	the Target Company has the Transferee registered onto its register of members.

4.2	From and after the closing date, the Transferee will exercise all the shareholders’ rights of the Transferor in the Target Company, and be responsible for performing all the shareholders’ obligations of the Transferor towards the Target Company. The shareholders’ rights include voting rights, the right to inspect the Articles of Association, register of members, corporate bond stubs, minutes of the shareholders’ meetings, resolutions of meetings of board of directors, resolutions of meetings of supervisors, financial accounting reports and the like, and the right to the distribution of dividends and bonus shares and rights of offering, and other rights as provided under laws, regulations and rules.

4.3	The completion of the closing of Share Transfer as contemplated under this Agreement is subject to completion of all the actions described in Section 3.4 and Section 3.5 of this Agreement.

4.4	Within three (3) months as of the closing date, Convertergy Shanghai will provide to the Transferee the confirmation documents executed by the former employees who were fired or quitted within one year immediately prior to the closing date (as of the signing date of this Agreement, there are two (2) such persons) confirming that they do not have any labour disputes with Convertergy Shanghai.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE TRANSFEROR AND CONVERTERGY SHANGHAI

Except as disclosed to the Transferee in the Disclosure Schedule attached hereto as Exhibit A, the Transferor and Convertergy Shanghai irrevocably make the following representations and warranties:

5.1	The Transferor has paid in full the par value of the Target Share.

5.2	As of the signing date of this Agreement, the Transferor has the legal, valid and complete ownership of the Target Share, free from any defect, including without limitation, any pledge, security interest or third party’s rights.

5.3	From the signing date of this Agreement to the date on which the Transferee is registered onto the register of members of the Target Company, unless approved by the Transferee in advance, neither the Target Company nor Convertergy Shanghai will reduce its registered capital, transfer its assets at a lowered price, give out its assets for free, give up its interests without compensation, increase its obligations without compensation, distribute dividends or bonus or make any arrangement or take any action that may be detrimental to the interest of the Transferee.

5.4	From the signing date of this Agreement to the date on which the Transferee is registered onto the register of members of the Target Company, neither the Target Company nor Convertergy Shanghai will enter into in bad faith any contract, agreement or deed that will be detrimental to the interest of Transferee or the Target Company, and where a contract does need to be executed by either the Target Company or Convertergy Shanghai and the amount of a single transaction thereunder exceeds RMB500,000 or the aggregate amount of all the transactions thereunder during three months exceeds RMB1,000,000, the Transferor will procure the Target Company to inform the Transferee in writing in advance.

5.5	Except as disclosed to the Transferee in writing, the inventory of Convertergy Shanghai is in good and merchantable condition, of a quality and quantity satisfying the requirements of use and sale in the ordinary course of business, and is fit for the intended purpose. At the closing date, the inventory of Convertergy Shanghai is good enough for continued use.

5.6	Except as disclosed to the Transferee in writing, to the knowledge of each of the Transferor and Target Company, there exist no labour disputes or controversies between Convertergy Shanghai and any of its employees/former employees, management personnel or directors, and Convertergy Shanghai has complied with all relevant laws, regulations and rules governing all aspects of labour issue, and has fully paid all relevant expenses with respect to employees in a timely manner, including the wages, social securities, housing funds, and compensations and any other amounts that shall be paid to the employees in accordance with the PRC labour laws.

5.7	Except as disclosed to the Transferee in writing, as of the time immediately prior to the closing date, each of the Target Company and Convertergy Shanghai has fulfilled the obligations imposed on it to file tax returns and withhold and remit taxes, and has fully paid any and all the taxes and expenses payable by it. Neither the Target Company nor Convertergy Shanghai has ever committed any tax dodging, tax evasion or tax late payment.

5.8	Except as disclosed to the Transferee in writing, as of the signing date of this Agreement, to the knowledge of each of the Transferor and the Target Company, neither the Target Company nor Convertergy Shanghai is in default on any debt that is expected to be paid under normal circumstances, and no one is in default on any debt owed to either the Target Company or the Transferor (whether as the original creditor or an assignee of the creditor’s rights) that may become uncollectable.

5.9	As of the signing date of this Agreement, other than disclosed to the Transferee in writing, to the knowledge of each of the Transferor and Target Company, neither the Target Company nor Convertergy Shanghai is involved in any pending lawsuit, arbitration, dispute resolution proceedings or other legal proceedings, and there exist no facts and/or situation that may result in any lawsuit, arbitration, dispute resolution proceedings or other legal proceedings.

5.10	From January 1, 2015 to the date on which the Transferee is registered onto the register of members of the Target Company, except as disclosed to the Transferee in writing, each of the Target Company and Convertergy Shanghai undertakes that it will perform in good faith and on time its contractual obligations during such period.

5.11	In addition to the foregoing representations and warranties, each of the Transferor and Convertergy Shanghai also undertakes and warrants that all the matters, circumstances, information and materials in this Agreement or relevant documents that have been disclosed to the Transferee are true, accurate and not misleading in any material respect.

5.12	From the signing date of this Agreement to the closing date, each of the Transferor and Convertergy Shanghai shall make its best commercial efforts to ensure that the Transferee will obtain the right of supervision over all the operating activities of each of the Target Company and Convertergy Shanghai as soon as possible, including without limitation, formulating rules and policies, making business decisions, executing contracts with third parties, and managing financial and human resources matters. For the avoidance of doubt, unless otherwise expressly stipulated in Section 5.15 of this Agreement, such right of supervision shall not prejudice the right of either the Target Company or Convertergy Shanghai to make decisions with respect to its operating activities in its sole discretion.

5.13	From the signing date of this Agreement to the closing date, each of the Transferor and Convertergy Shanghai undertakes that except for clearing of debts and creditor’s rights, without written consent of the Transferee, neither the Target Company nor Convertergy Shanghai may engage in any new line of business beyond the current scope of business of Convertergy Shanghai, incur any new borrowings, grant guarantees for any debt, make investment in any third party or make any capital commitment or otherwise, or make any payment or incur any liability, other than in the ordinary course of business. Without written consent of the Transferee or unless otherwise agreed herein, neither the Target Company nor Convertergy Shanghai may enter into any pure-obligatory or abnormal contracts outside the ordinary course of business, and Convertergy Shanghai will continue to conduct its daily business in the manners consistent with the customary practices adopted immediately prior to the signing of this Agreement in accordance its articles of associations, rules and policies, and ensure that none of its existing net assets will suffer any irregular impairment, other than in the ordinary course of business.

5.14	From the signing date of this Agreement to the closing date, each of the Transferor and Convertergy Shanghai shall ensure that the existing materials and assets of each of the Target Company and Convertergy Shanghai will be maintained intact, and that neither the Target Company nor Convertergy Shanghai may dispose of any of its own assets in its sole discretion.

5.15	The Transferor warrants that at the signing date of this Agreement and the closing date, other than presented in the management financial statements of each of Perfect Habour Investments Limited and Convertergy Corporation furnished by the Transferor to the Transferee on April 30, 2015 and May 5, 2015 respectively and other than described in Section 4.1(v) herein above, to the knowledge of the Transferor, none of the Target Company, Perfect Habour Investments Limited and Convertergy Corporation has any other outstanding debts. The Transferor further covenants that before the closing date of this Agreement, it will further clear the outstanding debts of Perfect Harbour Investments Limited presented in the abovementioned management financial statements, and will only keep those debts related to the Target Creditor’s Rights.

5.16	From the signing date of this Agreement to the closing date, each of the Transferor and Convertergy Shanghai will procure that the board of directors and management personnel of each of the Target Company and Convertergy Shanghai will not make decisions with respect to any of the following major business issues unless a prior consent of the Transferee has been obtained, and if the Transferee has any disagreement in this regard, it shall promptly inform the Transferor and the Target Company, and communicate and discuss with them in good faith specific resolutions thereto:

(i)	to amend the articles of associations or formulate any other rules and policies;

(ii)	to formulate business policies or investment plans;

(iii)	other than for the performance of this Agreement, to elect and replace the directors or the supervisor served by the shareholder representative;

(iv)	to change the composition of the internal management structure;

(v)	to increase or reduce the registered capital;

(vi)	consolidation, split-off, dissolution or liquidation or the like;

(vii)	to conduct a bulk purchase which if involving a single transaction, has a value exceeding RMB500,000, or if involving a series of transactions, has an aggregate value exceeding RMB1,000,000 during three months;

(viii)	to grant any loan to any enterprise, institution or individual, other than any loan below RMB500,000 granted to any of its employees in the ordinary course of business;

(ix)	any acquisition, sale, exchange or other disposal of any fixed assets, which if involving a single transaction has a value exceeding RMB500,000, or which if involving a series of transactions, has an aggregate value exceeding RMB1,000,000 during three months;

(x)	to formulate profit distribution proposals and loss-cover plans;

(xi)	to enter into any contract with any third party, which if involving a single transaction, has a value exceeding RMB500,000, or if involving a series of transactions, has an aggregate value exceeding RMB1,000,000 during three months; or

(xii)	any other major issue that has or may have an effect on its net asset value or operating conditions.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE TRANSFEREE

The Transferee hereby irrevocably represents, warrants and undertakes as follows:

6.1	The acquisition and acceptance of the Target Share by the Transferee is in compliance with applicable laws and regulations and its articles of association. All the actions necessary for the execution and performance of this Agreement by the Transferee, including but not limited to authorizations, approvals and internal decisions, have been duly and validly obtained, free from any legal obstacles.

6.2	All the certification documents and materials provided to each of the Target Company and the Transferor for the purpose of the execution of this Agreement are true and complete.

6.3	Upon execution of this Agreement, the Transferee shall perform the undertakings and covenants set forth in this Agreement and the Articles of Association as agreed with the existing shareholder of the Target Company.

6.4	The Transferee shall pay the Share Transfer Price and the Creditor’s Rights Transfer Price to the Transferor in full and on time subject to the conditions set forth in this Agreement, and shall deliver to the Transferor on time the written certification documents in relation to the payment of the Share Transfer Price and the Creditor’s Rights Transfer Price required to be provided by the Transferee hereunder.

6.5	Other than the Lock-up Period stipulated in Section 3.4 of this Agreement, the shares that will be delivered to the Transferor by the Transferee under this Agreement are not subject to any other restrictions or encumbrances.

7.	TAXES AND EXPENSES

7.1	The Transferor shall pay only those taxes and expenses (if any) required to be paid by it in relation to the Share Transfer contemplated hereunder.

7.2	Each of the Transferee and the Target Company shall pay in accordance with applicable laws those taxes and expenses incurred hereunder required to be paid by it pursuant to applicable laws.

7.3	If any Party has the right or obligation to withhold and remit taxes required to be paid by any other Party under applicable laws, such Party shall withhold and remit such tax in accordance with laws.

8.	LIABILITIES FOR BREACH

8.1	Any Party who breaches any provision of this Agreement shall indemnify the non-breaching Party in full against any and all the losses suffered by the non-breaching party has a result of such breach.

8.2	The liabilities of any Party for breach of this Agreement shall survive any termination of this Agreement.

8.3	In case the Share Transfer fails to be completed within fifteen (15) days as of the satisfaction of all the other conditions set forth in Section 4.1 of this Agreement due to any reason on the part of the Transferor, including but not limited to its failure to execute any necessary documents, provide any necessary certificates or pay any taxes and expenses imposed on it (if any) in a timely manner, then for each day of delay in completing the Share Transfer, the Transferor shall pay liquidated damages to the Transferee which shall be equal to 0.1% of the Share Transfer Price. If the delay lasts for more than thirty (30) days, the Transferee may require the Transferor to continue the performance of this Agreement or to terminate this Agreement. If the Transferee chooses to terminate this Agreement, the Transferee may require the Transferor to return all of the amounts it has paid by then (if any), and require the Transferor to pay liquidated damages in an amount equal to 25% of the total Share Transfer Price.

8.4	In case the Transferee fails to pay any amount of the Share Transfer Price or the Creditor’s Rights Transfer Price in full and on time in accordance with this Agreement, in addition to the Transferor’s rights to require the Transferee to continue the performance of obligation for the payment of the Share Transfer Price or the Creditor’s Rights Transfer Price, as the case may be, then for each day on which such amount remains overdue, the Transferee shall pay the Transferor liquidated damages in cash at the rate of 0.1% of such amount, and until the full payment of the Share Transfer Price and the Creditor’s Rights Transfer Price, the Transferor shall have the right to suspend its assistance in the completion of the relevant registration formalities required to effectuate the Share Transfer and the transfer of the Target Creditor’s Rights contemplated hereunder. If such amount remains overdue for more than thirty (30) days, the Transferor may require the Transferee to continue the performance of this Agreement or to terminate this Agreement. If the Transferor chooses to terminate this Agreement, the Transferor shall return the Share Transfer Price it has received by then (if any); provided, however, that, it is entitled to claim against the Transferee for liquidated damages in an amount equal to 25% of the total Share Transfer Price.

8.5	From the signing date of this Agreement to the date on which the Target Company has the Transferee registered onto its register of members, if any Party hereto unilaterally proposes to terminate this Agreement in writing, such Party shall be deemed as having breached the Agreement, and the other Parties, as non-breaching Parties, may choose to require the breaching Party to continue the performance of this Agreement, or to terminate this Agreement, subject to the following conditions:

(1)	If the non-breaching Party requires the breaching Party to continue the performance of this Agreement, the breaching Party shall continue the performance.

(2)	If the non-breaching Party agrees to terminate this Agreement:

(i)	If the Transferor is the breaching Party, the Transferor shall return all the amounts paid to it by the Transferee by then (if any), and shall pay liquidated damages in an amount equal to 10% of the total Share Transfer Price.

(ii)	If the Transferee is the breaching Party, the Transferor shall return all of the amounts paid by the Transferee (if any); provided, however, that, it is entitled to require the Transferee to pay liquidated damages in an amount equal to 10% of the total Share Transfer Price.

8.6	Upon completion of the Share Transfer, neither the Transferee nor the Target Company may bring claim against the Transferor other than the obligations provided hereunder. Further, each of the Transferee and the Target Company shall ensure that none of the other shareholders, customers, suppliers or the like of the Target Company may bring any claim against the Transferor.

8.7	The Transferor shall not be liable for any damages or losses of any other Parties incurred prior to the execution of this Agreement. All the rights and obligations between the Transferor and the Target Company shall terminate immediately upon completion of the Share Transfer contemplated hereunder. No person (including but not limited to the Target Company and the Transferee) is entitled to bring any claim against the Transferor for any event occurred prior to the Share Transfer.

8.8	In case any Party suffers losses in an amount exceeding RMB1,000,000 as a result of any breach by any other Party of any representations, warranties or undertakings provided hereunder, such suffering Party may bring a claim of indemnification against the breaching Party within one (1) year after the closing date; provided, however, that, in no case may such indemnification exceed 10% of the total Share Transfer Price. The relevant Parties shall not be liable for any claim brought after expiration of the foregoing one (1) year period or any excess in any claim over the foregoing limitation.

9.	MODIFICATION AND TERMINATION

9.1	The Parties may modify or terminate this Agreement by mutual consent through consultation. Any modification of or amendment to this Agreement shall be made in writing and attached to this Agreement as appendices.

9.2	Any Party may notify the other Parties in writing to terminate this Agreement upon occurrence of any of the following events prior to the closing date hereunder.

9.2.1	In case any Party goes into bankruptcy or liquidation, any other Party may terminate this Agreement;

9.2.2	In case of material breach of this Agreement by any Party so that the purpose of this Agreement cannot be achieved, and such breach is not remedied within thirty (30) days as of request from the other Parties for remediation, the other Parties may terminate this Agreement;

9.2.3	In case any Party materially breaches any of its undertakings, representations or warranties set forth herein, and fails to take any remedial measures within thirty (30) days as of request from the other Parties for remediation, the other Parties may terminate this Agreement.

10.	FORCE MAJEURE

10.1	In case any Party fails to perform this Agreement due to a force majeure event, it shall notify the other Parties in writing within five (5) days following the end of such force majeure event so as to mitigate the losses that may be caused to any other Party. Upon obtaining the evidence of force majeure from the competent authorities, the Parties shall consult with each other as to whether to postpone the performance, to partially perform or to cease to perform this Agreement based on the extent of impact of such force majeure event on this Agreement, and decide whether to waive the liabilities of breach in part or in whole.

10.2	Force majeure event means any event that is unforeseeable at the execution of this Agreement and of which the occurrence or consequence is unavoidable or insurmountable, including but not limited to act of god, earthquake, war, strike, and change of governmental policies or regulations.

11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1	The execution, validity, interpretation, and performance of, and the resolution of any dispute in connection with, this Agreement, shall be governed by the laws of the Hong Kong Special Administrative Region of the PRC.

11.2	Any and all the disputes arising out of or in relation to this Agreement shall be resolved through amicable consultations among the Parties. If any dispute is unable to be resolved through such consultations, any Party may submit such dispute to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration in Hong Kong in accordance with the arbitration procedures and rules of HKIAC then in effect. The arbitration language shall be Chinese. An arbitral award so made shall be final and legally binding upon all the Parties.

11.3	When a dispute is under arbitration, other than the matters submitted for arbitration, the Parties shall continue to perform their other obligations in accordance with this Agreement.

12.	MISCELLANEOUS

12.1	The exhibits of this Agreement shall have the same legal effect as this Agreement. If when the Parties apply to any competent governmental authority for registration and/or filing of the Share Transfer, such governmental authority requires the Share Transfer agreements and other relevant documents to be executed in its standard form, the Parties may execute relevant documents according to the requirement of the competent governmental authorities without prejudice to the principles established hereunder. If there is any discrepancy between the executed standard form and this Agreement, the rights and obligations of the Parties shall be governed by this Agreement.

12.2	Confidentiality. Other than for the purpose of applying for approvals from or submitting reports to the relevant governmental authorities as required by relevant laws and regulations, the Parties agree to bear the obligation of confidentiality for this Agreement and the Share Transfer contemplated hereunder. Before the matters related to the Share Transfer contemplated hereunder are disclosed to the public in accordance with relevant laws, no information and material in relation to this Agreement or the Share Transfer may be disclosed to any third party in any manner, unless otherwise required by the performance of this Agreement.

12.3	Notice. Any notice in relation to this Agreement to be given by a Party to any other Party shall be in writing and will be delivered by courier or sent by facsimile or mail. If sent by courier, a notice shall be deemed delivered when it arrives at the following address of the other parties. If sent by fax, a notice shall be deemed delivered when the notifying party receives the report showing successful transmission. If sent by mail, a notice shall be deemed delivered on the fifth business day after it is sent.

	Address	Postal Code	Attention	Telephone	Fax
Transferor	Unit 2301, 23/F, New World Tower 1, 16-18 Queen’s Road Central, Central, Hong Kong		Yun Pun Wong		+852 3753 1266
	CC: B23-B, Universal Business Park No. 10 Jiuxianqiao RD Chaoyang District, Beijing 100015, China	100015	Sophie Zhang	+86 010-56815700	+86 010-5681 5788

Transferee	Floor 7, Building B, Lane 2145, Jin Sha Jiang Road, Pu Tuo District, Shanghai, China	200333	Min Xiahou	+86 021-8012 9001	+86 021-8012 9002

Target Company	Unit 2301, 23/F, New World Tower 1, 16-18 Queen’s Road Central, Central, Hong Kong		Yun Pun Wong		+852 3753 1266

	CC: B23-B, Universal Business Park No. 10 Jiuxianqiao RD Chaoyang District, Beijing 100015, China	100015	Sophie Zhang	+86 010-56815700	+86 010-5681 5788

Convertergy Shanghai	Floor 2, Building 5, No. 200 Niudun Road, Zhangjiang High-tech Park, Shanghai	201203	Zhangqi Huang	+86 021-2023 2188	+86 021-2023 2187

12.4	Language. This Agreement shall be written in Chinese.

12.5	Execution and Effectiveness. This Agreement shall come into force upon execution by all the Parties. This Agreement shall be executed in five (5) originals, of which the Transferor will hold two (2), and each of the Transferee, the Target Company and Convertergy Shanghai will hold one (1). Each original shall have the equal legal effect.

(Remainder of this page intentionally left blank; Signature Page follows)

[Signature Page to the Share Transfer Agreement of Convertergy I Holdings Limited]

In witness whereof, the duly authorized representatives of the Parties have executed this Agreement, as of the date set forth at the end of this signature page.

Transferor: Convertergy II Holdings Limited

Authorized Representative (signature):	/s/ Wong Yun Pun

Transferee: Solar Power Inc.

Authorized Representative (signature):	/s/ Min Xiahou

Target Company: Convertergy I Holdings Limited

Authorized Representative (signature):	/s/ Wong Yun Pun

Convertergy Energy Technology Co., Ltd.

Legal Representative (signature):	/s/ Donald Chang Ye

Date: May 8, 2015

Exhibit A Disclosure Schedule